EXHIBIT 99.1
Triple-S Management Corporation
`	1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Results for Fourth Quarter and 2012

SAN JUAN, Puerto Rico, February 6, 2013 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $603.0 million and consolidated operating income of $21.0 million for the three months ended December 31, 2012.  Net income was $17.8 million, or $0.63 per diluted share.

Fourth Quarter Consolidated Highlights

•	Total consolidated operating revenues were $599.3 million;
•	Consolidated operating income was $21.0 million;
•	Consolidated loss ratio was 82.9%;
•	Medical loss ratio (MLR) was 86.5%;
•	Managed Care member month enrollment increased 23.4%;
•	Medicare member month enrollment rose 9.8%.

Commenting on full-year results, Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, said, “Overall, revenue, premiums, service fees, and membership levels met our expectations in 2012, and most of our businesses were within plan. However, we faced strong competition in our Medicare Advantage segment and higher-than-expected medical and pharmacy costs adversely affected results at our American Health (AH) subsidiary.”

Mr. Ruiz-Comas added, “As a result, we implemented a number of corrective actions in 2012 to improve this division’s performance. Our new PBM contract with Abarca Health, which took effect January 1, 2013, should enable us to better control these costs throughout the year. Additionally, for the 2013 benefits year, our Medicare Advantage products were redesigned for improved profitability, while considering consumer needs and market trends.  Key initiatives already underway, which should create greater efficiencies, include consolidating our Medicare Advantage leadership and streamlining operations to enhance service and quality of care. We will also strive to build upon the improvement we had last year in our Star ratings.”

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Ruiz-Comas concluded, “We have tremendous brand recognition, a diverse product portfolio, and the financial wherewithal to grow our business in the future. We are working diligently to turn around American Health in 2013 and possess a dedicated team of professionals to execute our strategy. Our 2013 guidance incorporates MLR improvement in the MA and Commercial segments and pharmacy savings in MA.”

Selected Quarterly Details

•
Pro Forma Net Income was $15.2 million, or $0.53 Per Diluted Share.  Weighted average shares outstanding were 28.4 million.  This compares with pro forma net income of $18.9 million, or $0.66 per diluted share, in the corresponding quarter of 2011, based on weighted average shares outstanding of 28.5 million.

•
Consolidated Premiums Increased 4.5%, to $558.2 Million.  The increase was principally due to higher member month enrollment in the Medicare business, as well as increased sales in the Life insurance segment.

•
Consolidated Administrative Service Fees Rose 40.1%, to $27.6 Million.  The increase in service fees results from the inclusion of the Medicaid ASO business for the full quarter in 2012 and for only two months in 2011.  The Medicaid ASO agreement became effective November 1, 2011.

•
Managed Care Membership.  Our Managed Care membership grew by 2.2% year over year, reflecting higher enrollment in the Medicaid ASO and Medicare Advantage businesses.  Medicaid ASO enrollment increased 4.3% year over year, to 895,301, and Medicare membership rose 8.2% year over year, to 122,741.  Fully-insured Commercial membership was down 0.8% from the same period last year.

•
Managed Care MLR Increased 60 Basis Points, to 86.5%.  The higher MLR reflects higher utilization and cost trends across all sectors offset in part by the effect of prior period reserve developments and certain out-of-period adjustments.  The adjusted Managed Care MLR is 130 basis points higher than last year.  The increase in adjusted MLR reflects a 120-basis-point jump in the Commercial adjusted MLR due to higher utilization trends and continued pricing pressure, combined with a 130-basis-point increase in the Medicare adjusted MLR, primarily due to the higher utilization and cost trends, particularly in pharmacy benefits of AH’s offerings.

•
Consolidated Loss Ratio Decreased 10 Basis Points, to 82.9%.  The lower consolidated loss ratio mainly reflects a more than 300-basis-point loss ratio improvement in each of the Life and Property and Casualty Insurance segments, partially offset by the 60-basis-point increase in the Managed Care MLR.

•
Consolidated Operating Expense Ratio Rose 260 Basis Points, to 19.8%.  The higher consolidated operating expense ratio is mostly due to the increase in self-insured contracts associated with our participation in the Medicaid ASO business, as well as expenses related to the reorganization of Medicare operations.

•	Consolidated Operating Income Decreased 21.3%, to $21.0 Million. The decrease primarily reflects the effect of the increased MLR in the Managed Care segment.
•
Consolidated Operating Income Margin Was 3.5%. The 120-basis-point decrease in the consolidated operating margin is primarily the result of the lower profitability in our Managed Care and Life Insurance segments.

•
Consolidated Effective Tax Rate Was 20.6%.  The lower effective tax rate reflects the decrease in taxable income in the Managed Care Insurance segment.  The consolidated income tax expense decreased by $1.4 million, or 23.3%, during this quarter.

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•	Parent Company Information. During this quarter, Triple-S Management bought back 98,800 shares of common stock under its current repurchase program, at an average cost per share of $16.82.

	Pro Forma Net Income
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2012	2011	2012	2011
Net income	$17.8	$19.0	$54.0	$58.0
Less pro forma adjustments:
Net realized investment gains, net of tax	2.6	0.1	4.4	15.8
Net unrealized trading investments,net of tax	-	-	-	(6.2)
Derivative loss, net of tax	-	-	-	(0.7)
Charge related to change in enacted tax rate	-	-	-	(6.4)
Pro forma net income	$15.2	$18.9	$49.6	$55.5
Diluted pro forma net income per share	$0.53	$0.66	$1.74	$1.92

Twelve-Month Recap

For the 12 months ended December 31, 2012, consolidated operating revenues increased 12.8%, to $2.4 billion, primarily reflecting higher member month enrollment in the Medicare business, the addition of the Medicaid ASO business, and the receipt of higher Medicare risk score adjustments in 2012 when compared with the prior year.  Consolidated claims incurred for the 12-month period were $1.9 billion, up 11.9% year over year.  The 12-month consolidated loss ratio increased 170 basis points to 85.2%, while the MLR rose 160 basis points, to 88.8%.  This increase was driven by higher MA member month enrollment and greater-than-expected utilization and cost trends in the Medicare business, primarily at American Health.  Consolidated operating expenses for the 12 months ended December 31, 2012 were $425.2 million and the operating expense ratio was 18.0%.  Pro forma net income for the 12-month period was $49.6 million, or $1.74 per diluted share, based on weighted average shares outstanding of 28.5 million, compared with $55.5 million, or $1.92 per diluted share, based on weighted average shares outstanding of 28.8 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance.  Management evaluates performance based primarily on the operating revenues and operating income of each segment.  Operating revenues include premiums earned, net, administrative service fees and net investment income.  Operating costs include claims incurred and operating expenses.  The Company calculates operating income or loss as operating revenues minus operating expenses.  Operating margin is defined as operating income or loss divided by operating revenues.

(Unaudited)	Three months ended December 31,				Year ended December 31,
(dollar amounts in millions)	2012	2011	Percentage Change		2012	2011	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$235.1	$243.9	(3.6%)		$960.0	$947.1	1.4%
Medicare	265.5	238.2	11.5%		1,073.5	896.6	19.7%
Medicaid	-	-	0.0%		-	2.7	(100.0%)
Total Managed Care	500.6	482.1	3.8%		2,033.5	1,846.4	10.1%
Life Insurance	32.2	29.3	9.9%		124.7	113.0	10.4%
Property and Casualty	26.0	23.2	12.1%		97.7	97.6	0.1%
Other	(0.6)	(0.6)	0.0%		(2.5)	(2.5)	0.0%
Consolidated premiums earned, net	$558.2	$534.0	4.5%		$2,253.4	$2,054.5	9.7%
Operating revenues:
Managed Care	$534.1	$507.0	5.3%		$2,164.7	$1,906.9	13.5%
Life Insurance	37.7	34.3	9.9%		145.5	131.5	10.6%
Property and Casualty	28.1	25.6	9.8%		106.6	107.1	(0.5%)
Other	(0.6)	(1.5)	(60.0%)		(2.2)	(4.3)	(48.8%)
Consolidated operating revenues	$599.3	$565.4	6.0%		$2,414.6	$2,141.2	12.8%
Operating income:
Managed Care	$13.7	$20.3	(32.5%)		$47.0	$53.0	(11.3%)
Life Insurance	4.2	4.6	(8.7%)		16.7	17.7	(5.6%)
Property and Casualty	2.7	2.6	3.8%		6.8	4.5	51.1%
Other	0.4	(0.8)	150.0%		(0.9)	2.1	(142.9%)
Consolidated operating income	$21.0	$26.7	(21.3%)		$69.6	$77.3	(10.0%)
Operating margin:
Managed Care	2.6%	4.0%	-140	bp	2.2%	2.8%	-60	bp
Life Insurance	11.1%	13.4%	-230	bp	11.5%	13.5%	-200	bp
Property and Casualty	9.6%	10.2%	-60	bp	6.4%	4.2%	220	bp
Consolidated	3.5%	4.7%	-120	bp	2.9%	3.6%	-70	bp
Depreciation and amortization expense	$6.3	$5.6	12.5%		$24.2	$21.9	10.5%

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Managed Care Additional Data	Three months ended December 31,		Twelve months ended December 31,
(Unaudited)	2012	2011	2012	2011
Member months enrollment:
Commercial:
Fully-insured	1,441,749	1,443,224	5,817,009	5,806,053
Self-insured	674,327	686,066	2,681,962	2,744,431
Total Commercial	2,116,076	2,129,290	8,498,971	8,550,484
Medicare:
Medicare Advantage	343,151	309,370	1,354,301	1,132,634
Stand-alone PDP	25,478	26,339	101,675	105,987
Total Medicare	368,629	335,709	1,455,976	1,238,621
Medicaid - Self-insured	2,676,176	1,718,888	10,562,571	1,718,888
Total member months	5,160,881	4,183,887	20,517,518	11,507,993
Claim liabilities (in millions)	$284.8	$262.2
Days claim payable	57.7	58.2
Premium PMPM:
Managed Care	$276.52	$271.01	$279.60	$262.10
Commercial	163.07	169.00	165.03	163.12
Medicare	720.24	709.54	737.31	723.87
Medical loss ratio	86.5%	85.9%	88.8%	87.2%
Commercial	86.6%	80.0%	88.6%	85.6%
Medicare Advantage	86.6%	91.9%	88.9%	89.6%
Stand-alone PDP	40.4%	81.5%	74.3%	77.7%
Adjusted medical loss ratio	89.7%	88.4%	88.9%	86.9%
Commercial	89.0%	87.8%	88.0%	86.8%
Medicare Advantage	90.2%	89.0%	89.8%	87.2%
Stand-alone PDP	84.1%	75.6%	81.0%	71.0%
Operating expense ratio:
Consolidated	19.8%	17.2%	18.0%	16.6%
Managed Care	16.5%	14.4%	14.5%	12.9%

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Managed Care Membership by Segment	As of December 31,
	2012	2011
Members:
Commercial:
Fully-insured	478,784	482,771
Self-insured	224,288	228,737
Total Commercial	703,072	711,508
Medicare:
Medicare Advantage	114,249	104,696
Stand-alone PDP	8,492	8,735
Total Medicare	122,741	113,431
Medicaid - Self-insured	895,301	858,757
Total members	1,721,114	1,683,696

2013 Guidance

Triple-S Management issued its 2013 outlook, which is detailed below.

2013 Range

Medical enrollment fully-insured (member months)	6.9 – 7.3 million

Medical enrollment self-insured (member months)	13.0 - 13.3 million

Consolidated operating revenues (in billions)	$2.35 -$2.45

Consolidated loss ratio	83.5% - 84.5%

Medical loss ratio	87.2% - 88.2%

Consolidated operating expense ratio	18.5% - 18.9%

Consolidated operating income (in millions)	$73.5 - $83.5

Pro forma earnings per share	$1.90 - $2.00

Weighted average of diluted shares outstanding (in millions)	28.4

Effective tax rate	19.5% - 20.5%

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Conference Call and Webcast

Management will host a conference call and webcast on February 6, 2013 at 9:00 a.m., Eastern Time to discuss its financial results for the three months and full year ended December 31, 2012.  To participate, callers within the U.S. and Canada should dial 1-877-941-8609, and international callers should dial 1-480-629-9692 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed.  This program is provided at no charge to the user.  An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks.  In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances.  Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties.  Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight.  The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

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•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employer, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive.  Management believes the forward-looking statements in this release are reasonable.  However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition.  In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations.  In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited December 31, 2012	December 31, 2011
Assets

Investments	$1,280,644	$1,154,148
Cash and cash equivalents	89,564	70,979
Premium and other receivables, net	292,197	287,184
Deferred policy acquisition costs and value of business acquired	168,657	155,788
Property and equipment, net	92,423	81,872
Other assets	135,859	130,606

Total assets	$2,059,344	$1,880,577

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$922,393	$836,029
Accounts payable and accrued liabilities	243,533	253,202
Short-term borrowings	30,000	-
Long-term borrowings	101,271	114,387

Total liabilities	1,297,197	1,203,618

Stockholders’ equity:
Common stock	28,365	28,365
Other stockholders' equity	733,542	648,594

Total Triple-S Management Corporation stockholders' equity	761,907	676,959

Non-controlling interest in consolidated subsididary	240	-

Total stockholders' equity	762,147	676,959

Total liabilities and stockholders’ equity	$2,059,344	$1,880,577

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	Unaudited 2012	Unaudited 2011	Unaudited 2012	2011
Revenues:
Premiums earned, net	$558,197	$533,983	$2,253,354	$2,054,468
Administrative service fees	27,637	19,692	110,110	38,459
Net investment income	12,441	11,713	46,790	48,226
Other operating revenues	998	-	4,356	-

Total operating revenues	599,273	565,388	2,414,610	2,141,153

Net realized investment gains	3,040	140	5,197	18,597
Net unrealized investment loss on trading securities	-	-	-	(7,267)
Other income, net	682	406	2,196	716

Total revenues	602,995	565,934	2,422,003	2,153,199

Benefits and expenses:
Claims incurred	462,471	443,341	1,919,859	1,716,254
Operating expenses	115,795	95,374	425,173	347,590

Total operating costs	578,266	538,715	2,345,032	2,063,844

Interest expense	2,418	2,285	10,599	10,855

Total benefits and expenses	580,684	541,000	2,355,631	2,074,699

Income before taxes	22,311	24,934	66,372	78,500

Income tax expense	4,610	5,979	12,472	20,464

Net income	17,701	18,955	53,900	58,036

Less: Net loss attributable to the non-controlling interest	67	-	132	-

Net income attributable to TSM	$17,768	$18,955	$54,032	$58,036

Earnings per share attributable to TSM:

Basic net income per share	$0.63	$0.67	$1.90	$2.02
Diluted earnings per share	$0.63	$0.67	$1.89	$2.01

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Year Ended
	December 31,
	Unaudited 2012	2011

Net cash provided by operating activities	$109,720	$162,527

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	116,718	240,034
Fixed maturities matured/called	141,266	104,728
Equity securities	53,120	38,022
Securities held to maturity:
Fixed maturities matured/called	11,635	2,191
Acquisition of investments:
Securities available for sale:
Fixed maturities	(313,188)	(265,356)
Equity securities	(98,095)	(129,328)
Securities held to maturity:
Fixed maturities	(1,639)	(1,610)
Other investments	(206)	(2,500)
Net inflows (outflows) from policy loans	146	(420)

Acquisition of business, net of cash acquired of $816 and $29,370 in the twelve months ended December 31, 2012 and 2011, respectively	(2,685)	(54,680)
Net capital expenditures	(12,078)	(16,337)

Net cash used in investing activities	(105,006)	(85,256)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(19,841)	4,409
Net change in short-term borrowings	30,000	(15,575)
Repayments of long-term borrowings	(26,955)	(51,640)
Repurchase and retirement of common stock	(2,299)	(11,289)
Cash settlements of stock options	-	(2,420)
Proceeds from exercise of stock options	316	189
Proceeds from policyholder deposits	39,709	31,809
Surrenders of policyholder deposits	(7,059)	(6,546)

Net cash provided by (used in) financing activities	13,871	(51,063)

Net increase in cash and cash equivalents	18,585	26,208

Cash and cash equivalents, beginning of period	70,979	44,771

Cash and cash equivalents, end of period	$89,564	$70,979